Filed Pursuant to Rule 424(b)(5)

Registration No. 333-226054

Pricing Supplement

(To Prospectus Supplement dated July 3, 2018

to Prospectus dated July 2, 2018)

Century Communities, Inc.

This is a supplement to the prospectus supplement, dated July 3, 2018 (the “Prospectus Supplement”), to the prospectus, dated July 2, 2018 (the “Base Prospectus”), related to the offering and sale of up to $100,000,000 maximum aggregate offering price of shares of our common stock, par value $0.01 per share.

We have entered into a Terms Agreement, dated November 1, 2019 (the “Terms Agreement”), with Citigroup Global Markets Inc. (“Citigroup”), which incorporates the terms of a Distribution Agreement, dated July 3, 2018, between us and the agents named in the Prospectus Supplement. Pursuant to the Terms Agreement, Citigroup has agreed to purchase 1,700,000 shares of our common stock at a price per share of $29.40 (without any commission to Citigroup), which will result in $49.98 million of aggregate proceeds to us. The shares of our common stock may be offered by Citigroup from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We expect to deliver the shares to Citigroup on November 5, 2019, subject to satisfaction of the conditions set forth in the Terms Agreement.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully consider the information under “Risk Factors” on page S-5 of the Prospectus Supplement and on page 2 of the Base Prospectus, and under similar sections contained in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into the Prospectus Supplement and the Base Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, the Pricing Supplement or the Base Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup

The date of this pricing supplement is November 1, 2019